Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108975 of Indiana Michigan Power Company on Form S-3 of our reports dated February 28, 2005 (which reports express unqualified opinions and include an explanatory paragraph concerning the adoption of new accounting pronouncements in 2003 and 2004) relating to the financial statements and financial statement schedules of Indiana Michigan Power Company appearing in and incorporated by reference in the Annual Report on Form 10-K of Indiana Michigan Power Company for the year ended December 31, 2004.

/s/ Deloitte & Touche, LLP

Columbus, Ohio
March 1, 2005